Exhibit 3.39(a)

OPERATING AGREEMENT

OF

LGI HOMES - TENNESSEE, LLC

A TENNESSEE LIMITED LIABILITY COMPANY

THE LIMITED LIABILITY COMPANY UNITS (AND THE MEMBERSHIP INTERESTS THEY REPRESENT) ISSUED IN ACCORDANCE WITH, AND REPRESENTED BY THIS OPERATING AGREEMENT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE TENNESSEE SECURITIES ACT OF 1980 OR SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THESE UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THIS AGREEMENT, AS WELL AS UNDER (A) THE SECURITIES ACT OF 1933 AND (B) APPLICABLE STATE SECURITIES LAWS, EACH PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
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THIS OPERATING AGREEMENT (this “Agreement”) of LGI HOMES - Tennessee, LLC, a Tennessee limited liability company (the “Company”), is entered into and shall be effective as of July 1, 2015 (the “Effective Date”), by and between the Company and LGI HOMES GROUP, LLC, a Texas limited liability company and the sole member of the Company (the “Member”), all in accordance with and pursuant to the Tennessee Revised Limited Liability Company Act (the “Act”).

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

1.1          “Act” means the Tennessee Revised Limited Liability Company Act, Tenn. Code Ann. § 48-249-101 et seq., as the same may be amended from time to time.

1.2          “Agreement” means this Operating Agreement, including any instruments incorporated by reference, as amended from time to time.

1.3          “Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State of Tennessee, as amended from time to time.

1.4          “Available Cash” means as of any date, the cash of the Company as of such date less such portion thereof as the Member determines to reserve for Company expenses, debt payments, capital improvements, replacements and contingencies.

1.5          “Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

1.6          “Effective Date” means the date the Articles of Organization of the Company were filed with the Secretary of State of Tennessee.

1.7          “Member” means LGI Homes Group, LLC, a Texas limited liability company.

1.8          “Person” means an individual, a trust, an estate, a domestic corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association or another entity.

1.9          “Property” means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property), and (ii) any and all of the improvements constructed on any real property.

1.10        “Secretary of State” means the Secretary of State of Tennessee.

1.11        “Tax Matters Manager” means the Person who is the “tax matters partner,” as that term is defined in the Code.

1.12        “Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

FORMATION OF THE COMPANY; GENERAL PROVISIONS

2.1          Formation. The Company has been formed as a Tennessee limited liability company pursuant to the provisions of the Act, by virtue of the execution of Articles of Organization in accordance with the Act, with the authorization of the Member, and the filing of those Articles of Organization with the office of the Secretary of State. The Articles of Organization and their filing with the Secretary of State are hereby approved, authorized and ratified by the Member in all respects. The rights, powers, duties, obligations and liabilities of the Member (in its capacity as such) shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of the Member (in its capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2          Name. The name of the Company is LGI Homes - Tennessee, LLC. The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to this Agreement and the Articles of Organization and necessary filings under the Act are first obtained.

2.3          Registered Office and Registered Agent. The initial registered office of the Company in the State of Tennessee is to be located at 211 Commerce Street, Suite 800, Nashville, Tennessee 37201. The registered agent of the Company for service of process at such address is Kenneth P. Ezell, Jr. The Company may change its registered agent and/or the address of its registered office from time to time in the manner provided by law. The Company may also maintain offices at such other place or places as the Member deems advisable.

2.4          Principal Place of Business. The initial principal office of the Company shall be located at 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380. The principle place of business of the Company within the State of Tennessee shall be at such place or places as the Manager may deem necessary or advisable from time to time.

2.5          Business. The business of the Company shall be to accomplish any lawful business whatsoever and to exercise all other powers necessary or reasonably connected with the Company’s business that may be legally exercised by limited liability companies under the Act or under the laws of any jurisdiction in which the Company may conduct its business. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

2.6          Term. The formation of the Company as a Tennessee limited liability company shall be effective upon the filing for record of the Company’s Articles with the Secretary of State, and the Company shall continue in perpetuity, unless sooner dissolved, wound-up and terminated as provided in this Agreement.

2.7          Fiscal Year. The Company shall operate on a fiscal year commencing January 1st and terminating December 31st of each year, unless otherwise designated by the Member.

2.8          Nature of Member’s Interest; Title to Property. The interest of the sole Member in the Company shall be personal property for all purposes. Legal title to all Company assets (whether real, personal or intangible property) shall be held in the name of the Company.

2.9          Limited Liability. The Member shall not be bound by, or be personally liable for, the debts, obligations or liabilities of the Company, except to the extent the Member expressly agrees otherwise in writing. In furtherance of the foregoing, in no event shall the Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in the Member’s capital account, if any, upon the dissolution or liquidation of either the Company or the Member’s membership interest in the Company, or at any other time, except to the extent the Member expressly agrees thereto in writing.

ARTICLE III

MANAGEMENT OF THE COMPANY

3.1          Management. The Company has been organized as a manager-managed limited liability company. Except as otherwise expressly provided in this Agreement, the Articles of Organization or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by the Manager or the officers of the Company in accordance with Section 3.2 of this Agreement.

3.2          Manager. Without limiting Section 3.1, the Manager is authorized to make all decisions and take all actions on behalf the Company including, without limitation, execution of contracts, agreements, affidavits, certificates and other documents necessary or advisable in connection with the Company’s activities. The Manager may be removed at any time, with or without cause, by affirmative vote of the Member. Eric Lipar is the initial Manager of the Company.

3.3          Officers. The Manager may appoint one or more officers of the Company with such titles, authority, powers, duties, compensation and other terms as the Manager may determine to be necessary or appropriate, and the action of any duly-authorized officer shall conclusively be deemed to be the action of the Manager, Without limiting the foregoing, the Company may have the following officers, with the following authority, powers, duties, and responsibilities, and any other authority, powers, duties, and responsibilities authorized by the Manager in writing from time to time:

(a)          President. The President shall be the principal officer of the Company. Subject to the direction of the Manager, the President shall supervise and control the management of the Company. The President shall, when present, preside at all meetings of the Member when the Manager is conducting Company business and, in general, shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Manager. The President shall see that the orders and resolutions of the Manager are carried out, and shall sign all written instruments or contracts regarding the Property or other Company business.

(b)          Vice President. The Vice President shall, in the absence or disability of the President, have the powers and perform the duties of the President. In addition, the Vice President shall perform such other duties and have such other powers as shall be prescribed by the President or the Manager.

(c)          Treasurer. The treasurer shall have custody of all Company funds and securities, and shall receive, deposit or disburse the same under the direction of the Manager. The treasurer shall keep full and accurate accounts of the finances of the Company in books especially provided for that purpose. The treasurer shall cause a true statement of the Company’s assets and liabilities as of the close of each fiscal year, and of the results of its operations and changes in surplus for each fiscal year, all in reasonable detail, to be prepared and distributed to the Member upon request of the Member from time to time. The treasurer shall also prepare and file all reports and returns required by federal, state or local law, and shall generally perform all other duties as may be assigned to him from time to time by the President or the Manager.

(d)          Secretary. The Secretary shall keep accurate records of the acts and proceedings of the Company. The Secretary shall give, or cause to be given, all notices required by law and/or by this Agreement. The Secretary shall have general charge of the minute books and records of the Company. The Secretary shall sign such instruments as may require his or her signature, and, in general, shall perform all duties incident to the office of secretary, and such other duties as may be assigned from him from time to time by the President or the Manager.

3.4          Informal Action by the Member. Any action required to be taken at a meeting, or any other action which may be taken at a meeting, may be taken without a meeting if the Member so chooses to take such action without a meeting.

3.5          Other Business Ventures. The Member, and any affiliates thereof, may engage, invest, or possess an interest in other business ventures, including future ventures, or transactions of any nature or description, independently or with others (“other ventures”), irrespective of whether the other ventures (a) are competitive with the Company, or (b) have operations or property that are transacted or located in the market area or vicinity of any Property of the Company or area in which the Company conducts or intends to conduct business, or (c) were made available to the Company by any person who first had the opportunity to participate in the other ventures. Neither the Company nor any other person shall have any rights, by virtue of this Agreement or otherwise, in or to other ventures or the income or profits derived therefrom, and the pursuit of any other ventures shall not be deemed to be wrongful or improper even if competitive with the business of the Company.

ARTICLE IV

INDEMNIFICATION

4.1          Indemnification. The Company shall indemnify the Member and the Manager or its authorized delegate(s), the Company’s officers (if any), and the Member’s employees,

directors and agents (collectively, “Indemnified Parties”), from all liability, damages, claims, costs or expenses (including, without limitation, reasonable attorneys’ fees) incurred by any one or more of the Indemnified Parties in connection with their services on behalf of the Company to the fullest extent permitted or required by the Act. Unless otherwise provided in this Article 3, in the event of any action by the Member against any Officer, including a derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Officer, including reasonable attorneys’ fees incurred in the defense of such action. Notwithstanding the provisions of this Article 4, this Section shall be enforced only to the maximum extent permitted by law, and no Officer shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

4.2          Prepayment of Expenses. The Company may, upon the prior approval of the Member, pay the expenses (including attorneys’ fees) incurred by such Indemnified Parties in defending any such proceeding in advance of its final disposition, provided that such advance payment shall be made only upon receipt of an undertaking, by or on behalf of such Indemnified Parties, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under this Article 4 or otherwise.

4.3          Nonexclusivity of Rights. The rights conferred on any Person by this Article 4 shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, this Agreement or any other agreement, by the Member or otherwise.

4.4          Insurance. The Company may maintain insurance, at its expense, to protect itself and the Member or any employee, or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such Person against expense, liability or loss under applicable law.

ARTICLE V

RIGHTS AND OBLIGATIONS OF SOLE MEMBER

5.1          Name and Address of Sole Member. The address, Membership Interest and initial capital contribution of Member, as sole Member of the Company, is reflected in Schedule 1 attached hereto.

5.2          Limited Liability. The Member shall not be required to make any contribution to the capital of the Company except as set forth in Schedule 1. Furthermore, the Member, in its capacity as such, shall not be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to it under certain circumstances as required by the Act. The Member shall be under no obligation to restore a deficit capital account upon the dissolution of the Company or the liquidation of its Membership Interest.

ARTICLE VI

CAPITAL CONTRIBUTIONS AND LOANS

6.1          Capital Contributions.. The sole Member has contributed cash or property to the Company in the amount set forth as the initial Capital Contribution opposite its name on Schedule 1 attached hereto. The Member shall have no duty or obligation to make any other contributions to the capital of the Company for any purpose. All capital contributions by the Member shall be recorded on the records of the Company. Property owned by the Member shall in no event be deemed owned by the Company unless there is a writing affirmatively evidencing the Member’s intent to transfer title to such property to the Company.

ARTICLE VII

TAX CHARACTERIZATION AND RETURNS

7.1          Tax Characterization and Returns.

(a)          The Member acknowledges that if and when two or more Persons or entities hold equity interests in the Company for federal income tax purposes (i) it is the intention of the Company to be treated as a “partnership” for federal and all relevant state tax purposes and (ii) the Company will be treated as a “partnership” for federal and all relevant state tax purposes and shall make all available elections to be so treated. Until such time, however, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Articles of Organization and this Agreement are to be construed so as to preserve that tax status under those certain circumstances.

(b)          In the event that the Company is treated as a partnership for tax purposes in accordance with Section 7.1 hereof, then within ninety (90) days after the end of each fiscal year, the Company will cause to be delivered to each Person who was a Member at any time during such fiscal year a Form K-l and such other information, if any, with respect to the Company as may be necessary for the preparation of each Member’s federal, state, or local income tax (or information) returns, including a statement showing each Member’s share of income, gain or loss, and credits for the fiscal year.

ARTICLE VIII

DISTRIBUTIONS

8.1          Distributions. Except as otherwise provided in this Agreement, the Company’s Available Cash shall be distributed to the Member at such times and in such amounts as the Member may determine.

ARTICLE IX

DISSOLUTION AND LIQUIDATION OF THE COMPANY

9.1          Dissolution Events. The Company shall be dissolved and terminated upon the earliest to occur of the following events of dissolution:

(a)          The entry of a decree of judicial dissolution to the extent permitted by the Act; and

(b)          The consent of the Member, which shall be expressed in a signed document stating the Member’s election to dissolve the Company.

9.2          Liquidation. Upon the happening of the event specified in Section 9.1 and, if applicable, the failure of the Member to continue the business of the Company, the Member, or any liquidation trustee designated by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to Company cash flow and company profits during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a)          To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b)          To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 9.2(c); and

(c)          thereafter, to the Member.

9.3          Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE X

TRANSFER AND ISSUANCE OF MEMBERSHIP INTERESTS;
 ADMISSION OF NEW MEMBERS

10.1        Transfer of Membership Interest. The Member may assign, transfer and otherwise convey (collectively, “convey”) all or part of the Member’s membership interest in the

Company only by (a) executing a written instrument of assignment, duly describing the membership interest in the Company being conveyed to the transferee and the rights and obligations that the transferee shall have with respect to such interest (including whether the transferee is to be admitted as a member of the Company), and (b) complying with the provisions of Section 10.3. Any attempted or purported conveyance of all or part of a membership interest in the Company that does not comply with the preceding sentence shall be null and void and not recognized by the Company.

10.2        Admission of Additional Members. The Member may issue membership interests to other persons and admit such persons as members of the Company. The issuance of membership interests to a new member shall become effective only upon compliance with the provisions of Section 10.3.

10.3        Amended and Restated Operating Agreement. The Company was formed with the intention that it would have only one member, such that at all times the Company would be disregarded as an entity separate from its owner for federal tax purposes under Section 301.7701-3(b)(l)(ii) of the Treasury Regulations. Accordingly, any action described in Section 10.1 or 10.2 (relating to the admission of new members to the Company) that would cause the Company to have more than one member shall be made in conjunction with the execution by the Company, and all of those persons who are to become members of the Company, of an amended and restated operating agreement setting forth, at a minimum, the relative rights, obligations and duties of such members in respect of the Company, the manner in which the Company shall be operated, and the manner in which the Company shall be characterized for federal tax purposes (i.e., as a partnership or an association taxable as a corporation).

ARTICLE XI

NOTICES AND ADDRESSES

11.1        Manner of Notices. All notices given or made under this Agreement shall be in writing and, whether addressed to the Company or the Member, to:

LGI Homes - Tennessee, LLC
c/o LGI Homes Group, LLC
1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380

ARTICLE XII

MISCELLANEOUS

12.1        Records. The records of the Company will be maintained at the Company’s principal place of business or at any other place the Member selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

12.2        Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

12.3        Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee without giving effect to the conflicts of laws provisions thereof.

12.4        Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

12.5        Tax Matters Manager. For purposes of this Agreement, the Member shall be the Tax Matters Manager.

12.6        Sole Benefit of Member; Creditors Not Benefitted. The provisions of this Agreement are intended solely to benefit the Member. Nothing in this Agreement is intended to benefit any creditor of the Company. No creditor of the Company will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against the Member, whether arising under this Agreement or otherwise.

12.7        Amendment. This Agreement may be modified, altered, supplemented or amended only by the written consent of the Member.

12.8        Seal. The Company shall not be required to have a seal, and no agreement, instrument or other document executed on behalf of the Company that would otherwise be valid and binding on the Company shall be invalid or not binding on the Company solely because no seal of the Company is affixed thereto.

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IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has caused this Agreement to be duly adopted by the Company as of the Effective Date.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Eric T. Lipar
Eric T. Lipar

The following individual is executing this Agreement as the organizer of the Company for the sole purpose of identifying the initial Member of the Company pursuant to the terms of this Agreement.
/s/ Kenneth P. Ezell, Jr.
Kenneth P. Ezell, Jr.

SCHEDULE 1

MEMBERS

Members	Member Interest	Capital Contribution

LGI Homes Group, LLC 1450 Lake Robbins Dr., Suite 430 The Woodlands, Texas 77380	100%	$1,000

A-1